EXHIBIT 99.1


ELITE PHARMACEUTICALS INC. ANNOUNCES INCREASE IN AUTHORIZED SHARES OF CAPITAL STOCK

    NORTHVALE, N.J., July 28 /PRNewswire-FirstCall/ -- Elite Pharmaceuticals, Inc. (Amex: ELI) ("Elite") announced it has amended its Certificate of Incorporation to increase its authorized shares of capital stock from 25,000,000 shares of Common Stock to 65,000,000 shares of Common stock, par value $0.01 per share and 5,000,000 shares of Preferred Stock, par value $0.01 per share. The amendment was approved by its stockholders at its adjourned Annual Meeting of Stockholders. The Company stated that it has no present plans for the issuance of the additional authorized shares but believes that the increase in authorized shares will provide it with flexibility in effecting acquisitions and financings. There are currently outstanding 12,104,423 shares of Common Stock. Also, as reported in the Company's Annual Report on Form 10-K for the year ended March 31, 2004, stockholders approved inter alia at the initial scheduled meeting, the Company's 2004 Stock Option Plan which relates to options with respect to 1,500,000 shares of Common Stock.

    About Elite Pharmaceuticals

    Elite Pharmaceuticals is a specialty pharmaceutical company principally engaged in the development of oral, controlled release products. Elite develops controlled release products internally and licenses these products that use Elite's proprietary technology. The Company's strategy includes developing controlled release versions of generic drugs with high barriers to entry and assisting in the life cycle management of products to improve off patent drugs. Elite's technology is applicable to develop delayed, sustained or targeted release pellets, capsules, tablets, granules and powders for NDA or ANDA submission. Elite has a pipeline of six products under development in the therapeutic areas that include cardiovascular, pain, allergy and infection. Elite also has a GMP and DEA registered facility for manufacturing in Northvale, NJ.

    This release contains forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under the Company's control, which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include results of current or pending research and development activities, actions by the FDA and other regulatory authorities, and those factors detailed in the Company's filings with the Securities and Exchange Commission such as 10K, 10Q and 8K reports.

     FOR FURTHER INFORMATION, CONTACT:
     For Elite Pharmaceuticals, Inc.
     Dianne Will
     Investor Relations
     518-398-6222
     dwill@willstar.net
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SOURCE Elite Pharmaceuticals, Inc.
Web Site: http://www.elitepharma.com